                                                                  Exhibit 99.1


                                     [logo]



                              FOR IMMEDIATE RELEASE

              WORLD WRESTLING ENTERTAINMENT(TM) ISSUES Q1 RESULTS,
                       RAISES EXPECTATIONS FOR FISCAL 2004

Media contact:  Gary Davis, 203-353-5066
-------------
Investor contact: Michele Goldstein, 203-352-8642
----------------


STAMFORD, CONN., AUGUST 25, 2003 - World Wrestling Entertainment, Inc. (NYSE:WWE) today announced financial results for its first quarter ended July 25, 2003. The Company reported income from continuing operations of $2.8 million, or $0.04 per share, versus $3.9 million, or $0.05 per share in the prior year. Significantly, the Company noted that for the first time in its recent history, the quarterly results include only two monthly pay-per-view events. The Company's July event, Vengeance(TM), occurred after the close of the fiscal first quarter and will result in four events in the fiscal second quarter. Other than the shift in timing of revenue and profit reporting, there are no business implications to this occurrence; the Company's schedule of 12 monthly pay- per-view events is unchanged.

"We had a good quarter and exceeded our expectations. Our pay-per-view buys for the quarter were better than anticipated and our cost-cutting measures initiated in 2003 produced better profitability than we planned," said Linda McMahon, WWE(TM) CEO. "I am also excited that our first RAW(R) and SmackDown!(TM) separately branded pay-per-view events were well received. This is significant and adds to the strength of the WWE brand. As our results show, the strategy enhanced our pay-per-view product and international growth. We now expect EBITDA for fiscal 2004 to be between $42.5 million and $47.5 million, an increase of $2.5 million."

Total revenues were $74.7 million as compared to $85.4 million in the prior year quarter. Revenues for the prior year quarter included approximately $5.5 million related to our July 2002 pay-per-view event.

EBITDA was $5.7 million in the current quarter as compared to $7.0 million in the prior year quarter. EBITDA for the prior year quarter included $3.1 million related to the July 2002 pay-per-view event and a $3.5 million favorable settlement of litigation. Operating income for the quarter was $3.0 million versus $5.1 million in the prior year quarter. Net income was $2.7 million, or $0.04 per share, as compared to $2.5 million, or $0.04 per share, in the prior year quarter.

RESULTS BY BUSINESS SEGMENT

LIVE AND TELEVISED ENTERTAINMENT

Revenues from the Company's Live and Televised businesses were $62.7 million as compared to $67.8 million in the prior year quarter.

o PAY-PER-VIEW REVENUES were $13.8 million versus $19.0 million in the prior year quarter. In the first quarter of fiscal 2004, only two pay-per-view events were produced as compared to three in the prior year quarter, due to the timing of our quarter end as compared to the air date. The Company will produce 12 pay-per-view events in fiscal 2004, with 4 events taking place in its second fiscal quarter.

     o Total domestic pay-per-view buys for the quarter were 0.9 million as compared to 1.1 million in the prior year quarter.

     o Overall buys for the two pay-per-view events that aired in the quarter were equal to the number of buys recorded for the corresponding events in the prior year quarter.

     o Total buys for the Company's July 2003 event, Vengeance, were 275,000. The event is expected to contribute EBITDA of $2.6 million to the Company's second fiscal quarter.

o LIVE EVENT REVENUES were $18.1 million as compared to $19.1 million in the first quarter of last year.

     o There were 84 events, including 10 international events, during the quarter as compared to 87 events, including 4 international events, during the same period last year.

     o The average attendance at the Company's live events was approximately 5,200 as compared to approximately 5,750 in the prior year quarter.

     o The average ticket price increased $2.50 to $40.42 for the quarter due to the increased number of international events, which have higher average ticket prices.

o TELEVISION ADVERTISING REVENUES were $16.1 million as compared to $16.7 million in the prior year quarter. This decline was principally due to the impact of lower sponsorship revenues.

     o Average household ratings for the quarter for the Company's RAW and SmackDown! programs were even when compared to the prior year quarter.

o TELEVISION RIGHTS FEES REVENUES increased $1.8 million to $14.7 million due primarily to the benefit from new contracts and executive producer fees related to an upcoming feature film starring The Rock(R).


o TELEVISION ADVERTISING REVENUES were $16.1 million as compared to $16.7 million in the prior year quarter. This decline was principally due to the impact of lower sponsorship revenues.

     o Average household ratings for the quarter for the Company's RAW and SmackDown! programs were even when compared to the prior year quarter.

o TELEVISION RIGHTS FEES REVENUES increased $1.8 million to $14.7 million due primarily to the benefit from new contracts and executive producer fees related to an upcoming feature film starring The Rock(R).

BRANDED MERCHANDISE

Revenues from the Company's Branded Merchandise businesses were $12.0 million versus $17.6 million in the prior year quarter.

o MERCHANDISE REVENUES were $4.3 million as compared to $6.3 million in the prior year quarter, the decrease due primarily to a 29% reduction in revenues derived at the Company's live events due to lower attendance and lower per capita spending.

o PUBLISHING REVENUES decreased $1.8 million to $1.7 million due to a decrease in newsstand units sold and one less special magazine published in the quarter as compared to the prior year quarter.

o HOME VIDEO REVENUES were $2.5 million as compared to $3.5 million in the prior year quarter, the decrease due primarily to a decrease in units sold. Sales of catalog titles released in the prior year were down 69% while new title releases were 21% ahead of the year ago quarter. The reduction in catalog units was related to a court ordered injunction prohibiting the sale of such titles containing the Company's former logo.

o LICENSING REVENUES decreased $0.9 million to $2.2 million due to a decrease in video game and toy sales reflecting heightened competition for licensed products and a contraction in the number of retail outlets.

PROFIT CONTRIBUTION (NET REVENUES LESS COST OF REVENUES)

Profit contribution for the quarter was $25.4 million as compared to $28.8 million in the prior year quarter. Total profit contribution margin was approximately 34% for both periods.

The profit contribution margin for the Live and Televised businesses was approximately 34% for both periods. The impact of airing one less pay-per-view event was offset by increased television rights fees and decreased television production costs.

The profit contribution margin for the Branded Merchandise businesses was approximately 34% for both periods.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

SG&A expenses decreased by $2.1 million for the quarter to $19.7 million as compared to $21.8 million in the prior year quarter. Included in the prior year was a favorable litigation settlement of $3.5 million. Reflected in the current quarter was a reduction in bad debt expense of $2.0 million as a result of a payment received from a pay-per-view service that was fully reserved for in the prior year. Excluding these items, SG&A expenses decreased by $3.6 million as compared to the prior year quarter due primarily to lower advertising and promotion expenses and the impact of the cost cutting measures taken during fiscal 2003.

FISCAL 2004 OUTLOOK

The Company anticipates that its net revenue results for fiscal 2004 will be between $325.0 and $350.0 million, EBITDA will be between $42.5 and $47.5 million and Income from continuing operations will be between $23.0 and $26.0 million, or between $0.34 and $0.38 per share.

WORLD WRESTLING ENTERTAINMENT, INC. (NYSE: WWE) is an integrated media and entertainment company headquartered in Stamford, Conn. Additional information on the Company can be found at wwe.com and corporate.wwe.com. For additional information on WrestleMania XX, to be broadcast live on pay-per-view from Madison Square Garden in New York City on March 14, 2004, go to wrestlemania.wwe.com. Information on television ratings and community activities can be found at parents.wwe.com.

EDITOR'S NOTE: World Wrestling Entertainment, Inc. will host a conference call on Tuesday, August 26, 2003, at 11:00 a.m. ET to discuss the Company's first quarter earnings results for fiscal year 2004. All interested parties can access the conference call by dialing 800-362-0574 (conference ID: WWE). Please reserve a line 15 minutes prior to the start time of the conference call. A presentation that will be referenced during the call can be found at the Company web site at corporate.wwe.com. A replay of the call will be available approximately three hours after the conference call concludes, and can be accessed at corporate.wwe.com.

Trademarks: The names of all World Wrestling Entertainment televised and live programming, talent names, images, likenesses, slogans and wrestling moves and all World Wrestling Entertainment logos are trademarks, which are the exclusive property of World Wrestling Entertainment, Inc.

Forward-Looking Statements: This news release contains forward-looking statements pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995, which are subject to various risks and uncertainties. These risks and uncertainties include the conditions of the markets for live events, broadcast television, cable television, pay-per-view, Internet, entertainment, professional sports, and licensed merchandise; acceptance of the Company's brands, media and merchandise within those markets; uncertainties relating to litigation; risks associated with producing live events both domestically and internationally; uncertainties associated with international markets; and other risks and factors set forth from time to time in Company filings with the Securities and Exchange Commission. Actual results could differ materially from those currently expected or anticipated.

                       World Wrestling Entertainment, Inc.
                        Consolidated Statements of Income
                  (dollars in thousands, except per share data)
                                   (Unaudited)



                                                                                  THREE MONTHS ENDED
                                                                             JULY 25,               JULY 26,
                                                                               2003                   2002
                                                                           ------------           ------------
Net revenues                                                               $     74,675           $     85,449

Cost of revenues                                                                 49,261                 56,618
Selling, general and administrative expenses                                     19,719                 21,787
Depreciation and amortization                                                     2,724                  1,992
                                                                           ------------           ------------

Operating income                                                                  2,971                  5,052

Interest income and other, net                                                    1,520                    929
                                                                           ------------           ------------

Income before income taxes                                                        4,491                  5,981

Provision for income taxes                                                        1,683                  2,126
                                                                           ------------           ------------

Income from continuing operations                                                 2,808                  3,855
                                                                           ------------           ------------

Discontinued operations:
Loss from discontinued operations, net of tax                                      (158)                (1,327)
                                                                           ------------           ------------
Net income                                                                 $      2,650           $      2,528
                                                                           ============           ============

Earnings (loss) per common share - Basic and Diluted:
     Continuing operations                                                 $       0.04           $       0.05
                                                                           ============           ============
     Discontinued operations                                               $       --             $      (0.02)
                                                                           ============           ============
     Net income                                                            $       0.04           $       0.04
                                                                           ============           ============

Weighted average common and common equivalent shares outstanding:
     Basic                                                                   69,045,995             71,110,001
                                                                           ============           ============
     Diluted                                                                 69,154,113             71,129,655
                                                                           ============           ============


                       WORLD WRESTLING ENTERTAINMENT, INC.
                           CONSOLIDATED BALANCE SHEETS
                             (dollars in thousands)
                                   (Unaudited)

                                                             AS OF                AS OF
                                                            JULY 25,            APRIL 30,
                                                              2003                2003
                                                            ---------           ---------
                 ASSETS

CURRENT ASSETS:

     Cash and cash equivalents                              $ 117,237           $ 128,473
     Short-term investments                                   145,760             142,641
     Accounts receivable, net                                  35,565              49,729
     Inventory, net                                               903                 839
     Prepaid expenses and other current assets                 17,438              18,443
     Assets of discontinued operations                         20,953              21,129
                                                            ---------           ---------
          Total current assets                                337,856             361,254

PROPERTY AND EQUIPMENT - NET                                   57,842              59,325

INTANGIBLE ASSETS - NET                                        13,373              12,055

OTHER ASSETS                                                    4,547               4,623
                                                            ---------           ---------
TOTAL ASSETS                                                $ 413,618           $ 437,257
                                                            =========           =========


          LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
     Current portion of long-term debt                      $     791           $     777
     Accounts payable                                          12,767              14,188
     Accrued expenses and other liabilities                    38,185              34,991
     Deferred income                                           20,230              24,662
     Liabilities of discontinued operations                    10,299              11,554
                                                            ---------           ---------
          TOTAL CURRENT LIABILITIES                            82,272              86,172

LONG-TERM DEBT                                                  8,933               9,126

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
     Class A common stock                                         182                 182
     Class B common stock                                         548                 548
     Treasury stock                                           (49,815)            (30,569)
     Additional paid-in capital                               297,473             297,315
     Accumulated other comprehensive (loss) income               (121)                243
     Retained earnings                                         74,146              74,240
                                                            ---------           ---------
          Total stockholders' equity                          322,413             341,959
                                                            ---------           ---------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                  $ 413,618           $ 437,257
                                                            =========           =========

                       WORLD WRESTLING ENTERTAINMENT, INC.
                      Consolidated Statements of Cash Flows
                             (dollars in thousands)
                                   (Unaudited)


                                                                         THREE MONTHS ENDED
                                                                      JULY 25,           JULY 26,
                                                                        2003                2002
                                                                     ---------           ---------
OPERATING ACTIVITIES:
Net income                                                           $   2,650           $   2,528
 Adjustments to reconcile net income to net cash provided
       by (used in) operating activities:
     Loss from discontinued operations                                     158               1,327
     Depreciation and amortization                                       2,724               1,992
     Amortization of deferred income                                      (335)               (318)
     Amortization of deferred compensation costs                           158                --
     Provision for doubtful accounts                                    (1,976)                463
     Provision for inventory obsolescence                                 (128)                314
     Changes in assets and liabilities:
          Accounts receivable                                           16,141              12,498
          Inventory                                                         64                 162
          Prepaid expenses and other assets                                993                 382
          Accounts payable                                              (1,420)             (4,882)
          Accrued expenses and other liabilities                         3,515               2,630
          Deferred income                                               (4,097)               (961)
                                                                     ---------           ---------
               Net cash provided by continuing operations               18,447              16,135
               Net cash used in discontinued operations                 (1,236)             (3,977)
                                                                     ---------           ---------
               Net cash provided by operating activities                17,211              12,158
                                                                     ---------           ---------

INVESTING ACTIVITIES:
Purchase of property and equipment                                        (980)             (1,266)
Purchase of other assets                                                (1,487)               --
Purchase of short-term investments, net                                 (3,811)               (828)
                                                                     ---------           ---------
               Net cash used in continuing operations                   (6,278)             (2,094)
               Net cash used in discontinued operations                   --                  (895)
                                                                     ---------           ---------
               Net cash used in investing activities                    (6,278)             (2,989)
                                                                     ---------           ---------

FINANCING ACTIVITIES:
Repayment of long-term debt                                               (158)               (147)
Obligation under capital lease agreement                                   (21)               --
Purchase of treasury stock, net of treasury stock reissued             (19,246)            (27,693)
Dividends paid                                                          (2,744)               --
Net proceeds from exercise of stock options                               --                   404
                                                                     ---------           ---------
               Net cash used in continuing operations                  (22,169)            (27,436)
               Net cash provided by discontinued operations               --                   322
                                                                     ---------           ---------
               Net cash used in financing activities                   (22,169)            (27,114)
                                                                     ---------           ---------


NET DECREASE IN CASH AND CASH EQUIVALENTS                              (11,236)            (17,945)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                         128,473              86,396
                                                                     ---------           ---------
CASH AND CASH EQUIVALENTS, END OF PERIOD                             $ 117,237           $  68,451
                                                                     =========           =========

                       WORLD WRESTLING ENTERTAINMENT, INC.
                        Supplemental Information - EBITDA
                             (dollars in thousands)
                                   (Unaudited)


                                              THREE MONTHS ENDED
                                           JULY 25,          JULY 26,
                                             2003              2002
                                           -------           -------
Net income reported on GAAP basis          $ 2,650           $ 2,528

Loss from discontinued operations              158             1,327
Provision for income taxes                   1,683             2,126
Interest income and other, net              (1,520)             (929)
Depreciation and amortization                2,724             1,992
                                           -------           -------
EBITDA                                     $ 5,695           $ 7,044
                                           =======           =======
